WILEY

Q3 Fiscal 2013 Earnings Presentation March 7, 2013


Learning
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Agenda

Quarterly Summary & Performance

Restructuring Update

Business Outlook

Current State & Response

Low Revenue Growth

- Accelerate development/ acquire high growth businesses and capabilities
- Diversify product mix to mitigate funding constraints

Earnings Pressure

- Initiated $80 million restructuring program
- Divested low performing businesses
- Accelerate move to digital through divestment and acquisition
- Improve variable-fixed cost ratio

Adjusted Quarterly Performance

(millions)	Q3 FY13	Q3 FY12	B/(W)	B/(W) Ex-foreign exchange
Revenue	**$460.8**	**$433.6**	6%	6%
Operating Income	**$81.7**	**$75.6**	8%	7%
EPS	**$0.93**	**$0.88**	6%	6%

Adjusted numbers exclude operational results of divested consumer assets and a one-time tax benefit in the prior year

- Revenue performance due to contribution from recent acquisitions and modest organic growth in the professional development and global education segments. Excluding Deltak and ELS acquisitions and the impact of foreign exchange, revenue grew 1%
- Adjusted EPS due to higher gross profit margins, careful expense management and acquisitions ($0.01 per share)
- Repurchased nearly 900,000 shares in third quarter

Adjusted Year-to-Date Performance

(millions)	YTD FY13	YTD FY12	B/(W)	B/(W) Ex-foreign exchange
Revenue	**$1,280.9**	**$1,280.9**	0%	1%
Operating Income	**$193.9**	**$204.2**	(5%)	(4%)
EPS	**$2.21**	**$2.35**	(6%)	(5%)

Adjusted numbers exclude operational results of divested consumer assets , gain on sale of travel program, impairment and restructuring charges and unusual tax benefits in both periods

- Low revenue growth excluding foreign exchange impact due to challenging market conditions in global education and tight library funding in STMS, partially offset by acquisitions
- Adjusted EPS due to top line results and higher technology costs due to investments in digital products and infrastructure
- Repurchased 1.1 million shares in the first nine months

Adjusted STMS Performance*

(millions)	Q3 FY13	B(W)	YTD	B(W)
Revenue	**$240.9**	(3%)	**$726.7**	(2%)
Contribution to Profit	**$66.5**	(1%)	**$199.5**	(5%)


Q3 Revenue Growth, excluding FX
-2%
-5%
20%
-13%
5%
243%

	Journal Subscriptions	Print Books	Digital Books	Advertising/ Reprints	Article Select	Funded Access
% of Revenue	60%	15%	5%	7%	2%	1%

**Excludes foreign exchange and YTD restructuring charge. Contribution to Profit presented after shared services costs are allocated.*

WILEY

STMS Indicators

Licensed Subscriptions	Society Journals (First 9 mos)	Digital Transition
• Calendar year 2013 renewal value up 3-4% with 85% of business closed as of end of February • 78% of journals under license, flat with prior year	• 25 new contracts worth $27 million • 62 renewals at $41 million • 2 lost/not renewed worth $6 million	• Percent of book revenue from digital books was 23% this quarter vs. 19% in prior year • Overall online article access (Full Text Access) was up 11% in the quarter.

BUT . . .

- Library budgets are challenged in all regions, particularly Europe and Middle East
- Revenue from online advertising, backfiles and corporate reprints down significantly

Adj. Professional Development Performance*

(millions)	Q3 FY13	B(W)	YTD	B(W)
Revenue	**$101.5**	14%	**$282.3**	6%
Contribution to Profit	**$9.9**	120%	**$15.8**	61%



Q3 Revenue Growth, excluding FX
-4%
20%
600%+

	Print Books	eBooks	Online Assessment & Training*
% of Revenue	**73%**	**11%**	**7%**

**Excludes foreign exchange and operational performance from divested consumer assets. YTD also excludes restructuring, gain on sale and impairment of consumer programs. Contribution to Profit presented after shared services costs are allocated. Online Assessment & Training performance mostly due to contribution from Inscape*

WILEY

Adj. Global Education Performance*

(millions)	Q3 FY13	B(W)	YTD	B(W)
Revenue	**$118.4**	18%	**$271.9**	3%
Contribution to Profit	**$34.8**	10%	**$59.7**	(12%)



Q3 Revenue Growth, excluding FX
-10%
2%
144%
24%
+$17m

	Print Textbooks	Binder/ Custom Print	eBooks/ Digital Content	WileyPLUS Learning Solution	Online Program Mgmt (Deltak)
% of Revenue	**53%**	**11%**	**7%**	**13%**	**14%**

**Excludes foreign exchange. YTD also excludes restructuring costs. Contribution to Profit presented after shared services costs are allocated.*

Shared Services Costs

(millions)	Q3 FY13	Q3 FY12	B(W)	B(W) Ex-foreign exchange
Distribution	$25.9	$27.1	4%	6%
Technology	$41.7	$34.9	(20%)	(19%)
Finance	$11.0	$11.1	1%	2%
Other Admin	$17.3	$17.5	1%	2%
Total	**$95.9**	**$90.6**	**(6%)**	**(5%)**

- Distribution expense reduction due to lower print volume and efficiency improvements
- Technology expense increase due to the inclusion of Deltak resources at the end of Q2 and continued investment in digital products and services

WILEY

Free Cash Flow Variance

(millions)	Nine Months 2013	Nine Months 2012
Free Cash Flow	$85.0	$180.8
Key Pieces		
Net Income	$136.3	$164.5
Change in deferred revenue*	($52.3)	($10.6)
Income tax deposit**	($29.7)	-

** Change in deferred revenue due to delayed cash receipts, which are expected to be resolved by year-end*

*** Tax deposit attributed to previously reported Germany tax step-up. Wiley believes it will be successful defending its position and, if so, will earn 6% interest on the cash deposit*

Free Cash Flow Use

(millions)	Nine Months 2013	Nine Months 2012
Acquisitions, Net of Cash	$258.7	$6.4
Share Repurchases	$45.2	$60.6
Dividends	$43.3	$36.3
Capex (Technology)	$41.6	$47.9

- Acquisitions include Deltak ($220m) and ELS ($24m)
- Q3 share repurchases = 887,651 @ $38.94/share
- YTD Repurchases = 1,105,684 @ $40.85/ share
- Net debt of $448.9m at January 31, 2013 vs. $198.5m at April 30, 2012

Agenda

Quarterly Summary & Performance

Restructuring Update

Business Outlook

Restructuring Program

January 2013 - AlixPartners begins evaluation

- Implement Strategic Sourcing/ Procurement
- Delayer/Eliminate Redundancy
- Consolidate/ Offshore
- Discontinue/ Reduce Deficient Programs
- Simplify/ Streamline Operations

April 30, 2014 – Approx. $80 million run rate savings

Agenda

Quarterly Summary & Performance

Restructuring Update

Business Outlook

Outlook

- Full year guidance unchanged on an operating basis:
  - Low-single-digit revenue growth *excluding* foreign exchange impact and including $37 million of additional revenue from the Deltak and ELS acquisitions *and* forgone revenue from the divested consumer assets.
  - Our previous GAAP EPS guidance did not include a 30-cents per share restructuring charge, which we now expect to take in the fourth quarter. Excluding that charge, our guidance is still in the $2.95 to $3.05 range.

Next Earnings Call (June 2013)

Report full year numbers and metrics

Provide restructuring progress report with timeline and anticipated benefits and charges

Provide revenue and EPS guidance for FY14

Provide longer term revenue and EPS trends